Advanced Series Trust
For the semi-annual period ended 6/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - Goldman Sachs Small
Cap Value Portfolio

1.   Name of Issuer: Great Plains Energy Inc

2.   Date of Purchase:  May 12, 2009

3.   Number of Securities Purchased:  5,000,000

4.   Dollar Amount of Purchase:  $250,000,000

5.   Price Per Unit:  $50.00

6.   Name(s) of Underwriter(s) or Dealer(s)
from whom purchased:  J.P. Morgan Chase Bank N.A., Keybanc Capital
Markets

7. Other Members of the Underwriting Syndicate: Goldman Sachs & Co, JP Morgan Securities, Wachovia Capital Markets, LLC, BNP
Paribas Securities Corp., ABN AMRO Incorporated, BNY Mellon
Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., Samuel A.
Ramirez & Co., Inc.